Exhibit 99.1

GBA News
December 14, 2012	FOR FURTHER INFORMATION
Hank Parry/Media;
Al Waddill/Investor Information
Groen Brothers Aviation, Inc.
801/973-0177

GROEN BROTHERS AVIATION, INC. ANNOUNCES RECAPITALIZATION

Salt Lake City, Utah – December 14, 2012 – Groen Brothers Aviation, Inc. (GBA Inc.) (PINKSHEETS: GNBA) announced today that it has transferred substantially all of its assets to its subsidiary Groen Brothers Aviation Global, Inc. (“GBA Global”), while simultaneously substantially all of its creditors exchanged debt obligations owed by GBA Inc. in the approximate aggregate amount of $186 million for approximately 87% of the aggregate outstanding equity in GBA Global.  GBA Inc.’s intent to undertake this transaction was previously announced on Form 8-K filed on May 2, 2012 and Form 14C filed on May 22, 2012  with the Securities and Exchange Commission describing the transaction.

As anticipated, the recapitalization will result in the elimination of substantially all of GBA Inc.’s debt obligations which, prior to the exchange, was approximately $186 million in the aggregate.  Immediately prior to the transaction, GBA Inc. transferred all of its assets – notably all of its technologies, know-how, and associated patents – into its newly-formed wholly-held subsidiary GBA Global, which was formed specifically for this transaction.  GBA Inc. holds approximately 4% of the outstanding equity interests in GBA Global immediately following the exchange, with management holding the approximately 9% balance.

As a result of this transaction, GBA Global becomes the operating company engaged in the exploitation of gyroplane and gyrodyne technology developed by GBA Inc., unconstrained by the debt burden that limited GBA Inc.’s ability to do so.  GBA Global will do business as Groen Brothers Aviation, thus retaining the ‘good-will’ value of the Groen name in the aerospace industry, which it has been a member of for more than 26 years.  It is anticipated that GBA Global may also form additional subsidiary companies and joint venture companies (“JV”) wherein GBA developed technologies will be utilized and significant additional funding may be raised in those companies to complete the commercialization of GBA Global’s Civil and Military technologies, both manned and unmanned.  The first of such companies is a civil joint venture, announced on Form 8-K filed on July 26, 2012, which anticipates developing an Aviation Industrial Park and aircraft manufacturing facility under an agreement with Wuhai, Inner Mongolia Autonomous Region, P.R. China, with the GBA Global JV as anchor tenant.

GBA Inc. itself will become a “non-operating” entity that, as of the date of the transaction, will derive its revenue and value from its interest in GBA Global, enabling GBA’s common shareholders to retain a stake in the continued development of GBA technology.  Both GBA Inc. and GBA Global will share the same facilities in Salt Lake City, UT as their respective headquarters.  GBA Global is, however, taking on GBA Inc.’s website www.groenbros.com, while GBA Inc. has a new website www.groenbros-public.com, where information related to its Public Company status and stock symbol “GNBA” may be found.  As a private company, GBA Global’s shares will not be quoted on any stock exchange.

David Groen and Robin Wilson, currently the Board members of GBA Inc., will continue in those roles at GBA Inc. with Mr. Groen as Chairman, President and CEO and Mr. Wilson as EVP & COO.

David Groen commented on the success of the recapitalization of Groen Brothers Aviation: “It has been a long hard push with many ups and downs – great highs include: flight of the world’s first turbine engine powered gyroplane and flying the Hawk 4 Gyroplane for critical security during the 2002 Salt Lake Winter Olympic Games, to name just a few; and painful lows: two major layoffs and the loss to cancer of my brother Jay.  We look forward with great excitement to the proper commercialization of these amazing technologies we’ve worked so long and at such great cost to develop.”

About Groen Brothers Aviation

Groen Brothers Aviation has been developing gyroplane technology since 1986 and is recognized as a leading authority on sustained autorotative flight.  Powered by a Rolls-Royce gas turbine engine, GBA developed the world’s first commercially viable modern gyroplane – the first “autogiro” to utilize a jet engine – the Hawk 4 Gyroplane.  The Hawk 4 was used extensively for security aerial patrol missions during the 2002 Winter Olympics in Salt Lake City.

As announced on July 26, 2012, the Wuhai Aviation Industrial Park with anchor tenant GBA Global JV anticipates including full airport facilities capable of properly handling general aviation operations, including a runway sufficient in length and size for use by executive business jets up to the Gulfstream sized aircraft.  In addition to the manufacturing facilities and airport terminal operations located within the Wuhai Aviation Industrial Park, it is anticipated that there will be training facilities for aircraft assembly personnel, aircraft “A&P” mechanics training, and both fixed wing and rotor wing pilot training with a pilot center and flying club; a research and development center; a not for profit aviation technology training center; and employee and student housing.

Further information about Groen Brothers Aviation, its products, and individual members of the GBA Team is available on its web site at: www.groenbros.com.

Safe Harbor Statement/Forward-Looking Information Disclaimer

Certain statements in the news release by Groen Brothers Aviation are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking information is subject to risk and uncertainty.  Certain statements in this Press Release may contain forward-looking information that involves risk and uncertainty, including but not limited to, the Company’s ability to fund ongoing operations and to complete its obligations under the government contract and its other ongoing commitments.  Future results and trends depend on a variety of factors, including the Company’s successful execution of internal performance plans and agreements; product development and performance; risks associated with regulatory certifications of the Company’s commercial aircraft by U.S. and foreign governments; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; governmental export and import policies; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.